Exhibit 3.1

THIRD AMENDMENT TO THE BYLAWS

OF
INTERNET AMERICA, INC.

The Board of Directors of Internet America, Inc., a Texas corporation (the “Company”), adopted the following amendment to the Company’s Bylaws as of April 21, 2014:

1.    The current Article Two, Section 2.01 of the Company’s Bylaws shall be amended and restated so that it reads in its entirety as follows:

“2.01       Annual Meetings. An annual meeting of shareholders of the Company can be held on such date and at such time as shall be designated from time to time by the board of directors and stated in the notice of the meeting, if not a legal holiday in the place where the meeting is to be held, and, if a legal holiday in such place, then on the next business day following, at the time specified in the notice of the meeting. At such meeting, the shareholders shall elect directors and transact such other business as may properly be brought before the meeting.”

Dated as of the 21st day of April, 2014.

INTERNET AMERICA, INC.

By:	/s/ William E. Ladin, Jr.
Name:	William E. Ladin, Jr.
Title:	Chief Executive Officer